Exhibit 99.1

Contact:

Brian P. Crescenzo

302-326-5648

FOR IMMEDIATE RELEASE

APPLIED EXTRUSION TECHNOLOGIES, INC.
ANNOUNCES FISCAL 2004 SECOND QUARTER RESULTS

NEW CASTLE, DE, April 27, 2004 – Applied Extrusion Technologies, Inc. (NASDAQ NMS – AETC) today announced financial results for its second fiscal quarter ended March 31, 2004.

SECOND QUARTER 2004 RESULTS

Sales for the second quarter of fiscal 2004 of $70.3 million were $7.4 million, or 12 percent, higher compared with the second quarter of fiscal 2003.  A 17 percent increase in unit volume was driven by the Company’s inventory reduction initiatives, which contributed to a 4 percent decrease in average selling price.  The decline in average selling price principally reflects a significant increase in the volume of lower price films.  Exclusive of the sale of lower priced commodity goods to reduce inventories, volume and price were up by 2 percent each, as compared to the prior year.

Gross profit for the second quarter of $9.9 million was $2.8 million, or 22 percent, lower than the second quarter of fiscal 2003.  The $2.8 million reduction was due to an increase in raw material costs of approximately $4.2 million and a $1 million increase in depreciation expense, partially offset by the gross profit contribution from the increased sales volume.  Gross margin was 14.1 percent versus 20.2 percent in fiscal 2003.

Operating expenses of $7.5 million were $0.6 million, or 7 percent, lower as compared with the same period of the prior year.

Operating profit of $2.4 million for the second quarter was $2.2 million lower than the same period in fiscal 2003. Excluding the $1 million increase in depreciation expense, operating profit was $1.2 million lower than the prior year.

Interest expense of $8.4 million was $0.7 million higher than the second quarter of fiscal 2003.  This is due to a higher average debt balance and lower capitalized interest.

The net loss for the second quarter of fiscal 2004 was $6 million, or $.47 per share, compared with a net loss of $3.1 million, or $.24 per share, for the second quarter of fiscal 2003.  The $2.9 million increase in the net loss is principally due to a large increase in raw material costs, as well as increases in depreciation, and interest expense.

For the three months ended March 31, 2004, the Company generated earnings before interest, taxes, depreciation and amortization (EBITDA) of $9.2 million compared with   EBITDA of $10.4 million for the second quarter of fiscal 2003.

SIX MONTHS 2004 RESULTS

Sales for the first six months of fiscal 2004 of $127.8 million were $5.6 million, or 4.6 percent, higher compared with the first six months of fiscal 2003.  A 5 percent increase in unit volume was partially offset by a 1 percent decrease in average selling prices.  The decline in average selling price principally reflects a significant increase in the volume of lower price films. Exclusive of the sale of lower priced commodity goods to reduce inventories, volume was 2 percent lower and prices were approximately 2 percent higher, as compared to the prior year.

Gross profit for the first six months of $19.4 million was $5.5 million, or 22 percent, lower than the first six months of fiscal 2003.  The $5.5 million reduction was due to an approximate increase of $7.2 million in raw material costs and a $2 million increase in depreciation expense, partially offset by the gross profit contribution from the increased sales volume.  Gross margin was 15.2 percent versus 20.4 percent in fiscal 2003.

Operating expenses of $14.7 million were $1.6 million, or 10 percent, lower as compared with the same period of the prior year.

Operating profit of $4.8 million was $3.8 million lower than the same period in fiscal 2003. Excluding the $2 million increase in depreciation expense, operating profit was $1.8 million lower than the prior year.

Interest expense of $19 million was $4 million higher than the first six months of fiscal 2003.  This increase reflects approximately $2.2 million of nonrecurring expenses, principally the write-off of deferred financing charges associated with the Company’s prior credit facility, which was refinanced with GE Commercial Finance on October 3, 2003. The remaining increase of  $1.8 million is due to a higher average debt balance and lower capitalized interest.

The net loss for the first six months of fiscal 2004 was $14.3 million, or $1.11 per share, compared with a net loss of $6.4 million, or $.50 per share, for the same period of fiscal 2003.  The $7.9 million increase in the net loss is principally due to increased depreciation and amortization, and interest expense of $2.2 million and $4 million, respectively.

For the six months ended March 31, 2004, the Company generated earnings before interest, taxes, depreciation and amortization (EBITDA) of $18.4 million compared with   EBITDA of $20.2 million for the same period of fiscal 2003.

BALANCE SHEET, CASH FLOW AND LIQUIDITY

The Company used approximately $20 million of cash in the first six months. This was principally due to a $10 million increase in accounts receivable as a result of the significant increase in sales during the second quarter.  Inventories increased by $8.1 million for the first six months.  Finished goods and raw materials inventories increased by $4.6 million and $3.5 million, respectively, due primarily to increased resin costs and a unit increase in raw material inventories.

During the second quarter, the unit volume of finished goods was reduced by approximately 7 million lbs. and is expected to decline further throughout the year. However, the reduction in the unit volume of finished goods was partially offset by a $3.5 million increase in the average cost of finished goods due principally to increased raw material costs.  Additionally, raw material inventories increased by approximately $2.2 million due to the purchase of materials in advance of higher resin costs.  As a result, total inventories were reduced by approximately $0.8 million during the quarter.

As previously announced, the Company amended its credit facility with GE Commercial Finance on March 23, 2004.  This amendment increased the Company’s revolving line of credit by $10 million to $60 million, and reduces the EBITDA covenant through the third quarter of fiscal 2005. The additional liquidity and flexibility, provided by this amendment, supports the Company’s continued implementation of its high-value proprietary products strategy, during a period of rapidly increasing material costs.

At March 31, 2004, the Company had borrowings of $43.3 million pursuant to its revolving line of credit. Unused availability under the revolving credit facility at quarter end was approximately $12 million. Net Debt (total debt less cash) at March 31, 2004 was $361 million, representing 94 percent of total capitalization.

COMPANY COMMENTS

Commenting on the results, Amin J. Khoury, Chairman and Chief Executive Officer, said: “Our recently implemented sales initiatives provided substantial volume and revenue growth during the quarter.  Nevertheless, principally, as a result of our inability to pass the $4.2 million in resin increases through to customers, during the quarter, the Company lost $6 million. We expect top line growth to accelerate in the third quarter with the anticipated seasonal demand increase, and the continued implementation of our inventory reduction initiatives. Additionally, in response to the unprecedented increase in resin costs during the second quarter, industry wide price increases have recently been announced, and as a result gross profit is expected to improve during the second half.”

Mr. Khoury further remarked, “We remain encouraged by the commercial prospects for our high-value proprietary products. We will continue to carefully control capital expenditures; additionally management is currently reviewing its cost structure with a view to further decreases in cost. We remain focused on executing a successful turnaround in a difficult business environment.  Our objective is to generate positive free cash flow in 2004 and to achieve acceptable levels of profitability over time through continuous improvement in product mix and capacity utilization.”

CONFERENCE CALL

As previously announced, the Company will hold a conference call at 9:00 AM Eastern Time on April 28, 2004 to discuss the results.  To listen live via the Internet, visit the Investor Relations section of AET’s website at http://www.aetfilms.com. To access the conference call by phone, dial 1-888-394-8045 and reference access code “AET Call”.  A taped replay of the conference call will also be available from approximately 12:30 PM Eastern Time on April 28, 2004 until midnight on May 8, 2004. To listen to the replay, dial 1-877-519-4471 from within the U.S. or 973-341-3080 from outside the U.S. and enter access code 4713865.

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging applications.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company’s efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new businesses and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and from time to time in the Company’s other reports filed with the Securities and Exchange Commission.

APPLIED EXTRUSION TECHNOLOGIES, INC.

Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2004	March 31, 2003

Sales	$70,278	$62,850
Cost of sales	60,365	50,131

Gross profit	9,913	12,719

Operating expenses:
Selling, general and administrative	5,796	6,090
Research and development	1,716	2,024
Total operating expenses	7,512	8,114

Operating Profit	2,401	4,605

Non operating expenses:
Interest expense, net	8,436	7,715

Loss before income taxes	$(6,035)	$(3,110)

Income tax expense (benefit)	—	—
Net loss	$(6,035)	(3,110)

Loss per common share	$(0.47)	$(0.24)

Average common shares outstanding	12,833	12,718

EBITDA (Net Loss Reconcilation)
Net loss	$(6,035)	$(3,110)
Interest expense, net	8,436	7,715
Income tax (benefit)	—	—
Depreciation and amortization	7,316	6,153
Less amortization included in interest expense	(483)	(469)
Other	(13)	93
EBITDA	$9,221	$10,382

EBITDA (Operating Cash Flow Reconcilation)
Net cash from operating activities	$(19,501)	$(22,446)
Interest expense, net	8,436	7,715
Changes in assets and liabilities, net of assets acquired and divested	20,932	24,401
Other non-cash adjustments	(150)	1,088
Amortization included in interest expense	(483)	(469)
Other	(13)	93
EBITDA	$9,221	$10,382

APPLIED EXTRUSION TECHNOLOGIES, INC.

Statements of Income

(In thousands, except per share data)

(Unaudited)

	Six Months Ended
	March 31, 2004	March 31, 2003

Sales	$127,853	$122,211
Cost of sales	108,407	97,311

Gross profit	19,446	24,900

Operating expenses:
Selling, general and administrative	11,274	12,310
Research and development	3,382	3,965
Total operating expenses	14,656	16,275

Operating Profit	4,790	8,625

Non operating expenses:
Interest expense, net	19,042	14,994

Loss before income taxes	$(14,252)	$(6,369)

Income tax expense (benefit)	—	—
Net loss	$(14,252)	(6,369)

Loss per common share	$(1.11)	$(0.50)

Average common shares outstanding	12,833	12,650

EBITDA (Net Loss Reconcilation)
Net loss	$(14,252)	$(6,369)
Interest expense, net	19,042	14,994
Income tax (benefit)	—	—
Depreciation and amortization	14,550	12,343
Less amortization included in interest expense	(956)	(898)
Other	21	92
EBITDA	$18,405	$20,162

EBITDA (Operating Cash Flow Reconcilation)
Net cash from operating activities	$(19,764)	$(17,210)
Interest expense, net	19,042	14,994
Changes in assets and liabilities, net of assets acquired and divested	20,238	21,009
Other non-cash adjustments	(176)	2,175
Amortization included in interest expense	(956)	(898)
Other	21	92
EBITDA	$18,405	$20,162

APPLIED EXTRUSION TECHNOLOGIES, INC.

Balance Sheets

(In thousands, except per share data)

(Unaudited)

	March 31, 2004	September 30, 2003

ASSETS
Current assets:
Cash and cash equivalents	$923	$2,835
Accounts receivable, net of allowance for doubtful accounts of $1,467 at March 31, 2004 and $1,864 at September 30, 2003	43,096	33,407
Inventory	60,650	52,517
Prepaid expenses and other current assets	3,353	2,995
Total current assets	108,022	91,754

Property, plant and equipment, net	290,335	281,384
Goodwill	9,874	9,874
Other intangible assets	10,682	10,505
Other assets	926	14,178
Total assets	$419,839	$407,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$6,250	$—
Revolving debt	43,284	28,670
Accounts payable	13,547	9,485
Accrued interest	10,027	7,544
Accrued expenses and other current liabilities	8,800	18,008
Total current liabilities	81,908	63,707

Long-term debt	312,622	271,790
Long-term liabilities	2,055	18,339
Deferred gain on sale-leaseback transactions	—	19,502

Stockholders’ equity:
Preferred stock	—	—
Common stock	130	130
Additional paid-in-capital	103,317	103,204
Accumulated deficit	(87,994)	(73,742)
Accumulated comprehensive income	9,848	7,018
	25,301	36,610
Treasury stock	(2,047)	(2,253)
Total stockholders’ equity	23,254	34,357
Total liabilities and stockholders’ equity	$419,839	$407,695

APPLIED EXTRUSION TECHNOLOGIES, INC.

Statements of Cash Flows

(In thousands, except per share data)

(Unaudited)

	Six Months Ended
	March 31, 2004	March 31, 2003

OPERATING ACTIVITIES:
Net loss	$(14,252)	$(6,369)
Adjustments to reconcile net loss to net cash from operating activities:
Provision for doubtful accounts	300	300
Depreciation and amortization	14,550	12,343
Amortization of sale-leaseback gains	(69)	(2,475)
Stock compensation	113	—
Gain on sale of assets	(168)	—
Changes in assets and liabilities:
Accounts receivable	(9,859)	(418)
Inventory	(7,938)	(15,994)
Prepaid expenses and other current assets	13,770	(1,732)
Accounts payable and accrued expenses	(16,109)	(2,483)
Other	(102)	(382)
Net cash from operating activities	(19,764)	(17,210)

INVESTING ACTIVITIES:
Additions to property, plant and equipment	(4,822)	(9,569)
Proceeds from sale of property, plant, and equipment	203	1,220
Repurchase of leased assets	(36,961)	—
Net cash from investing activities	(41,580)	(8,349)

FINANCING ACTIVITIES:
Borrowings (Repayments) under line of credit agreement, net	14,615	(673)
Debt Issuance costs	(2,092)	—
Principal payment on term loan	(3,125)	10,097
Proceeds from Term Loan	50,000	—
Net cash from financing activities	59,398	9,424

Effect of exchange rate changes on cash	34	(4)
Decrease in cash and cash equivalents, net	(1,912)	(16,139)
Cash and cash equivalents, beginning	2,835	17,558
Cash and cash equivalents, ending	$923	$1,419